                                                                EXHIBIT 12.01(b)

                   NORTHERN STATES POWER COMPANY -- WISCONSIN

                 COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES


                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                         2003        2002         2001        2000        1999
                                                      ----------   ---------   ---------   ----------   ---------
                                                                     (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Net income                                         $   57,470   $  54,373   $  36,392   $   30,296   $  36,366
   Provisions for Federal and state taxes on income       27,036      36,925      21,158       20,690      25,302
   Fixed charges as below                                 23,250      23,467      23,139       21,557      19,627
   Less: Undistributed equity in earnings of
     unconsolidated affiliates                                21         232         553          411         409
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  107,735   $ 114,533   $  80,136   $   72,132   $  80,886
                                                      ==========   =========   =========   ==========   =========
FIXED CHARGES:
   Interest charges, excluding AFC -- debt            $   23,250   $  23,467   $  23,139   $   21,557   $  19,627
   Distributions on redeemable preferred
     securities of subsidiary trust                           --          --          --           --          --
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $   23,250   $  23,467   $  23,139   $   21,557   $  19,627
                                                      ==========   =========   =========   ==========   =========
RATIO OF EARNINGS TO FIXED CHARGES                           4.6         4.9         3.5          3.3         4.1
                                                      ==========   =========   =========   ==========   =========

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